Exhibit 10.22

                             EMPLOYMENT AGREEMENT

             EMPLOYMENT AGREEMENT entered into on December 6, 2004.

BETWEEN: DONALD C. HARMS, domiciled and residing at Novi, Michigan;

	(hereinafter referred to as the "Employee")


AND: McKENZIE BAY INTERNATIONAL, LTD. (hereinafter referred to as "MKBY"), a corporation duly incorporated under the laws of the State of Delaware,, United States of America, having its registered office at 975 Spaulding Avenue, Grand Rapids, Michigan, U.S.A., 49546, represented herein by Gary L. Westerholm, President, duly authorized as he so declares;

WHEREAS MKBY wishes to retain the Employee;

WHEREAS the Employee and MKBY are desirous of entering into an agreement for the Employee's employment, all subject to the terms and conditions set forth in this Agreement;

NOW IT IS HEREBY AGREED:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, the following words and expressions have the respective meanings ascribed to them below:

(a)	"Affiliate" with respect to a Person means a Person that controls, is controlled by or under common control with such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meaning collative to the foregoing;

(b)	"Agreement" means this employment agreement;

(c)	"Board of Directors" means the board of directors of MKBY

(d)	"Business" means the mining and processing of vanadium compounds, including vanadium-based electrolyte and the marketing of vanadium-based electricity energy solutions, including uninterrupted power, off-grid power applications of all types and vanadium-based energy storage applications;

(e)	"Cause" shall mean

1.	The Employee has committed a willful, serious act such as fraud, embezzlement or theft, committed any act against the Employer intending to enrich himself at the expense of the Employer or made an unauthorized use or disclosure of secret or confidential information pertaining to the business of the Employer;

2.	The Employee has been convicted of a felony or commits an act constituting a felony;

3.	The Employee has engaged in conduct which has caused demonstrable and serious injury, monetary or otherwise, to the Employer;

4.	The Employee, in carrying out his duties hereunder, has been guilty of willful, gross neglect or willful misconduct, or

5.	The Employee has materially breached this Agreement (including without limitation any failure to perform the duties assigned to him in accordance with this Agreement; provided, however, that the mere failure to reach established financial performance targets shall not in itself constitute a failure to perform if Employee has otherwise performed such actions as have been requested or assigned to him in connection with such financial performance targets) and has not remedied such breach within 15 days after receipt of written notice from the Employer specifying in reasonable detail, the nature of the breach.

(f)	"Commencement Date" means April 1, 2005;

(g)	"Disability" shall mean the inability or incapacity (by reason of a medically-determinable physical or mental impairment) of the Employee to perform the duties and responsibilities related to the job or position with the Employer described in Section 3 of this Agreement for a period that lasts or that can be reasonably expected to last more than 180 days. Such inability or incapacity shall be documented to the reasonable satisfaction of the Employer by appropriate correspondence from registered physicians reasonably satisfactory to Employer.

(h)	"Discoveries and Works" includes by way of example but without limitation, intellectual property, trade secrets and other confidential information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications;

(i)	"Employment Year" means the period beginning on January 1, 2005 and ending on December 31, 2005, and each consecutive calendar year;

(j)	"Parties" means MKBY and the Employee and "Party" means one or the other as the case may be;

(k)	"Person" means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity;

(l)	"Restriction Period" means the period of time covering the Term plus a period equivalent to twelve (12) months following Employee's Termination Date;

(m)	"Subsidiary" means a corporation controlled by MKBY, or by another subsidiary of MKBY;

(n)	"Term", "Initial Term", and "Additional Term" shall have the meaning set forth in Section 4;

(o)	"Termination Date" means the effective date of the Employee's termination of employment with MKBY, regardless of the reason;

(p)	"Territory" means the world.

2.	EMPLOYMENT

The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer upon the terms and subject to the conditions set forth herein.

3.	DUTIES AND RESPONSIBILITIES

3.1	During the Term of this Agreement, the Employee shall initially be employed as General Counsel of the Employer and shall perform the services and functions relating to the office or offices in which he is from time to time elected or otherwise reasonably incident to such office or offices, all in accordance with the job description which is attached hereto and which is incorporated herein by reference and made a part hereof, and such amendments or modifications to said job description as shall be directed by the Board of Directors. The Employee shall be subject to the direction of the Board of Directors of the Employer and the President or such other officer or officers of the Employer as the Board of Directors of the Employer may determine.

3.2	During the Term of this Agreement, the Employee will devote his best efforts and his time and attention to the performance of his duties under this Agreement except for vacation periods and reasonable absences due to injury or illness as permitted by Employer's general policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Employer, except that when the terms of this Agreement differ from or are in conflict with the Employer's general employment policies or practices, this Agreement shall control.

3.3	It is contemplated that the Employee will be obliged from time to time and for reasonable periods of time to travel in the performance of his duties and obligations under this Agreement. However, the principal place of employment of the Employee which the Employee shall report for work will be at the Employer's primary office in Southeastern Michigan.

3.4	It is expressly understood and agreed that the Employee shall not engage in any other business or business opportunity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that:

(a)	The Employee may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or interfere with the Employee's duties and obligations under this Agreement or with Employee's ability to perform his duties and responsibilities under this Agreement; and,

(b)	The Employee shall not be prevented from investing his assets in such form or manner as will not require any substantial amount of time or services on the part of the Employee in the operation of the affairs of the enterprises in which such investments are made.

4.	TERM

Unless sooner terminated as provided for in this Agreement, the terms of the Employee's employment shall commence on April 1, 2005 and shall continue for three (3) years (the "Initial Term"), provided, however, that the Initial Term of the Employee's employment under this Agreement shall automatically be extended for additional periods of twelve (12) months each (an "Additional Term") unless and until MKBY shall have given Employee notice, not less than three (3) months prior to the expiration of the Initial Term or any subsequent Additional Term, of the termination by MKBY of the Employee's employment effective as of the next succeeding anniversary date of the expiration of the Initial Term or Additional Term (the Initial Term and any Additional Term(s) are collectively referred to as the "Term" in this Agreement).

5.	COMPENSATION

The Employee shall be paid an annual base salary of One Hundred Seventy-Five Thousand ($175,000.00) Dollars (US) payable in accordance with the then-current payroll policies of the Employer. Employer agrees to review Employee's compensation annually during the last month of each fiscal year and to grant increases in compensation which will be effective on the first day of the immediately-following calendar year, based upon the Employee's performance, scope of responsibility assumed, compensation paid to similar employees in similar companies and such other factors as may guide the Employer in setting reasonable compensation.

6.	EXPENSES

MKBY shall reimburse the Employee for all necessary and reasonable expenses incurred by him in the performance of his duties under this Agreement. The Employee shall, on being so required, provide MKBY with vouchers or other evidence of actual payment of the said expenses in a form satisfactory to MKBY.

7.	BENEFITS

Subject to the right of the Employer to amend or terminate any employee and/or group or senior executive benefit, bonus and/or stock option plan or program and to the terms and conditions of such plans and programs, the Employee shall be entitled to receive the following employee benefits:

7.1	Employee Plans

The Employee shall have the right to participate in such medical and dental plans as are maintained by the Employer and are available to its exempt, salaried employees generally (including without limitation disability, accident, medical, life insurance and hospitalization plans which are normal and customary).

7.2	Bonus Plans

The Employee shall have the right to participate in all senior executive benefit, bonus and/or stock option plans as are maintained by the Employer and are available to the Employer's senior executive officers generally, all in accordance with the Employer's regular practices with respect to senior executive officers. Employee shall, on the date employment commences, be granted options under the Employer's Incentive Stock Option Plan for 150,000 shares of the common stock of Employer, at a price equal to the average price for which Employer's stock sells on April 1, 2005. The options shall be exercisable for a period of 10 years and shall vest over a period of three years commencing the date of the grant.

7.3	Vacation

The Employee shall be entitled to vacation days and holiday pay in accordance with the policies applicable to the Employer's senior executive officers generally.

8.	RETURN OF DOCUMENTS AND PROPERTY

Upon the termination of Employee's employment with MKBY, or at anytime upon the request of MKBY, Employee (or his heirs or personal representatives) shall deliver to MKBY (a) all documents and materials (including without limitation, computer files) containing trade secrets or other confidential information relating to the business and affairs of MKBY, and (b) all documents, materials and other property (including, without limitation, computer files) belonging to MKBY, which in either case are in the possession or under the control of Employee (or his heirs or personal representatives).

9.	DISCOVERIES AND WORKS

All Discoveries and Works made or conceived by Employee during his employment by MKBY, jointly or with others, that relate to the present or anticipated activities of MKBY, or are used or usable by MKBY shall be owned by MKBY. Employee shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by MKBY to evidence or better assure title to Discoveries and Works in MKBY, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by MKBY, (c) assist MKBY in obtaining or maintaining for itself at its own expense American and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during his employment with MKBY or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for MKBY and to protect the title of MKBY thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within six (6) months after the Termination Date, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employee and which pertain to the business carried on or products or services being sold or developed by MKBY at the time of such termination shall, as between Employee and MKBY be presumed to have been made during Employee's employment by MKBY.

10.	DEATH

The Employee's employment under this Agreement shall terminate upon his death. In the event of the termination of the Employee's employment as a result of his death, MKBY shall promptly pay to any one or more beneficiaries designated by the Employee pursuant to a notice to MKBY or, failing such designation, to the Employee's estate, the annual base salary provided for in this Agreement through the conclusion of the month in which such termination occurs. All other benefits the Employee may have under the Employee and/or Group or senior executive benefit bonus and/or stock option plans and programs of the Employer shall be determined in accordance with the terms and conditions of such plans and programs.

11.	DISABILITY

The Employee's employment under this Agreement may be terminated as a result of Disability at the option of MKBY by notice to the Employee. Such termination to be effective upon the receipt by the Employee of such notice. In the event of the termination of the Employee's employment as a result of Disability, MKBY shall pay the Employee one (1) times his full annual base salary less any credit for sick pay or other benefits received by the Employee deriving from any private medical insurance or other similar arrangements entered into by MKBY. All other benefits the Employee may have under the Employee and/or Group or senior executive benefit bonus and/or stock option plans and programs of the Employer shall be determined in accordance with the terms and conditions of such plans and programs.

12.	TERMINATION FOR CAUSE BY MKBY

The Employee's employment under this Agreement may be terminated by MKBY for Cause. In the event that the Employee's employment under this Agreement shall validly be terminated by MKBY for Cause pursuant to this Section 12, MKBY shall promptly pay accrued but unpaid salary and reimburse or pay any other accrued but unpaid amounts due under this Agreement as of the date of termination, and thereafter MKBY shall have no further obligations under this Agreement. All other benefits the Employee may have under the Employee and/or Group or senior executive benefit bonus and/or stock option plans and programs of the Employer shall be determined in accordance with the terms and conditions of such plans and programs.

13.	VOLUNTARY EARLY TERMINATION

The Employee may voluntarily terminate his employment under this Agreement at any time by providing at least 30 days prior written notice to the Employer. In such event, the Employee shall be entitled to receive his base salary until the date his employment terminates, and all other benefits the Employee may have under the Employee and/or Group or senior executive benefit bonus and/or stock option plans and programs of the Employer shall be determined in accordance with the terms and conditions of such plans and programs.

14.	TERMINATION RESULTING FROM SALE OF BUSINESS

If there should be (a) a sale of substantially all the assets of MKBY to another Person; (b) a merger, amalgamation or consolidation of MKBY with another Person to form a new entity; or (c) a change in control of MKBY and as a result the Employee's employment hereunder is terminated but the acquirer or the new entity, as the case may be, offers the Employee employment on terms and conditions that are essentially the same or better than those provided under this Agreement, then in the event the Employee refuses that offer of employment, Employee will not be entitled to any compensation hereunder. However, if there should be (a) a sale of substantially all the assets of MKBY to another Person;
(b) a merger, amalgamation or consolidation of MKBY with another Person to form a new entity; or (c) a change in control of MKBY and as a result the Employee's employment hereunder is terminated and the Employee is not offered employment by the acquirer or new entity, then the Employee shall be entitled to receive his annual salary for a period of three years from and after the Effective Date of termination and any accrued but unpaid vacation pay payable in a lump sum (but discounted by a reasonable factor as mutually determined by MKBY and the Employee) or in accordance with the then-payroll policies of the Employer at the option of the Employer. All other benefits the Employee may have under the Employee and/or Group or senior executive benefit bonus and/or stock option plans and programs of the Employer shall be determined in accordance with the terms and conditions of such plans and programs.

15.	CONSTRUCTIVE TERMINATION PRIOR TO EXPIRATION OF EMPLOYMENT TERM

15.1	Constructive Termination

If prior to the expiration of the Term of this Agreement, the Employer:

(a)	terminates the employment of the Employee other than for Due Cause as a result of the death of the Employee or because of a Disability;

(b)	demotes the Employee to a lesser position than as provided in Section 3 of this Agreement (including a material diminution in the nature or status of the Employee's responsibilities, authorities, powers or duties);

(c)	decreases the Employee's Base Salary and benefits below the levels provided for by the terms of Sections 5, 6 and 7 of this Agreement (other than as a result of any amendment or termination of any employee and/or group or senior executive benefit, bonus and/or stock option plan which amendment or termination is applicable to all employees or executives of the Employer, as the case may be, eligible to participate in such plan prior to its termination);

(d)	assigns to the Employee any duties materially inconsistent with the status and responsibilities of the position provided for in Section 2 of this Agreement and such action is not cured by the Employer within 15 days after receipt of written notice from the Employee specifying in reasonable detail the nature of such inconsistency; or

(e)	materially breaches any provision of this Agreement and such breach is not cured by the Employer within 15 days after receipt of written notice from the Employee specifying in reasonable detail the nature of the breach,

then such action by the Employer, unless consented to in writing by the Employee, shall be deemed to be a Constructive Termination by the Employer of the Employee's employment ("Constructive Termination"); provided, however, that except in the case of clause (a) above, no Constructive Termination shall be deemed to have occurred unless the Employee notifies the Employer of the Employee's election to treat such event as a Constructive Termination within 30 days of the occurrence of such event.

15.2	Result of Constructive Termination

	In the event of a Constructive Termination:

(a)	the Employee shall be entitled to receive his base salary for a period of three years from and after the effective date of Constructive Termination, payable in a lump sum (but discounted by a reasonable factor as mutually determined by the Employer and the Employee) or in accordance with the then payroll policies of the Employer at the option of the Employer;

(b)	the provisions of Sections 17 and 18 shall apply for the balance of the
Employment Term but shall not apply for the period after the Employment Term.

(c)	all other rights and benefits the Employee may have under the employee and/or group or senior executive benefit, bonus and/or stock option plans and programs of the Employer shall be determined in accordance with the terms and conditions of such plans and programs.

15.3	In the event of the death or disability of the Employee following a
Constructive Termination, the amounts set forth in Section 15.2 of this Agreement shall continue to be owing and shall be paid to the estate of the Employee or the Employee as applicable.

15.4	The Employer agrees that in the event of a Constructive Termination, the
Employee shall not be required to seek other employment or to attempt in any way to reduce any amount payable to the Employee by the Employer pursuant to this Agreement and that any amounts due to the Employee hereunder shall not be reduced by any compensation earned by the Employee as a result of employment by another employer or by any retirement benefits paid to the Employee.

16.	CONFLICT OF INTEREST

During the Term of this Agreement, the Employee shall not, either directly or in conjunction with any person, firm, association, syndicate, company or corporation as principal, agent, shareholder, or in any other manner whatsoever, carry on or be engaged in, or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part of it to be used or employed by any person, firm, association, syndicate, company or corporation engaged in any business in competition with the business then carried on by MKBY or a Subsidiary, provided that the holding of not more than two per cent (2%) of the issued shares of a public company listed on any recognized stock exchange in the United States or Canada or traded in the United States or Canadian over-the-counter market, shall not be deemed a breach of this covenant.

17.	CONFIDENTIALITY

During the Term of this Agreement and for a period of two (2) years thereafter, the Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or for the benefit or others, directly or indirectly, any and all confidential information relating to MKBY and its Subsidiaries of which the Employee shall obtain knowledge by reason of his employment under this Agreement, including, without limitation, trade and business secrets or any other non-public or proprietary information concerning the business, customer lists, financial plans or projections, pricing policies, marketing plans or strategies, business acquisition or divestiture plans, new personnel acquisition plans, technical processes, inventions and other research projects, and except in connection with the performance of his duties under this Agreement, he shall not disclose any such information to anyone outside MKBY and any of its Subsidiaries, except as required by law (provided prior written notice is given by the Employee to MKBY) or except with the prior written consent of MKBY, unless such information is known generally to the public or the trade through sources other than the unauthorized disclosure by the Employee.

18.	NON-COMPETITION AND NON-SOLICITATION

18.1	The Employee acknowledges and understands that (i) he has access to
MKBY's and MKBY's clients, channels for developing clients and recruiting executives for employment, and other confidential information of MKBY, (ii) he has direct substantial responsibility to maintain MKBY's business relationship with clients of MKBY whose affairs he handles, (iii) the non-competition and non-solicitation provisions set forth in this Section 18 constitute a material part of the consideration received by MKBY under this Agreement, (iv) due to the specific nature and limited market for MKBY's activities, the definition of Territory as set forth in subsection 1.1(p) hereof is reasonable and justified,
(v) it would be unfair to MKBY if the Employee were to appropriate for himself or for others the benefits of MKBY's many years of developing such business relationships, especially when the Employee enjoys a relationship with clients of MKBY as a result of his being introduced to the client's personnel as the representative of MKBY, (vi) it would be unfair to MKBY if the Employee were to appropriate for himself or for others the benefits of the business, technical processes, personnel and other confidential information which MKBY has developed in the conduct of its business, and (vii) it is therefore fair that reasonable restrictions as set forth below should be placed on certain activities of the Employee after his employment with MKBY terminates.

18.2	The Employee shall not, without the prior written consent of MKBY, at any time during the Restriction Period, either individually or in partnership or jointly or in connection with any Person, as principal, agent, consultant, lender, contractor, employer, employee, investor or shareholder, or in any other manner, directly or indirectly, anywhere within the Territory:

(a)	advise, manage, carry on, establish, acquire control of, work for, perform, render, or engage in, any business or service or activity that is similar to or competitive with the Business or any portion of the Business; or

(b)	invest in or lend money to, or guarantee the debts or obligations of, any business or service or activity, or any Person engaged in any business or service or activity, that is similar to or competitive with the Business or any portion of the Business; or

(c)	permit the Employee's name or any part thereof to be used or employed by any Person that operates, is engaged in or has an interest in any business or service or activity that is similar to or competitive with the Business or any portion of the Business. Without limiting the effect of the foregoing, competing with or competitive with the Business, includes without limitation, directly or indirectly, engaging in or permitting the solicitation or sale of any products or services of the type included within the meaning of the term Business as of the termination of the Employee's employment with MKBY.

18.3	The Employee shall not during the Restriction Period, without the written consent of MKBY, directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, stockholder, or otherwise), (i) solicit any Client (as this term is defined below) for a purpose or objective of providing to such Client, or obtaining an engagement from such Client to provide, any services, businesses or products included within the term Business or (ii) solicit for employment or otherwise induce any employee employed by MKBY or any of MKBY Affiliates at the date of termination of the Employee's employment with MKBY to leave such employ or offer to employ or employ such employee. The term "Client" shall mean one or more of the following:

(a)	any current or former client or customer of MKBY or MKBY Affiliates;

(b)	any current client or current customer of MKBY or MKBY Affiliates if at any time since the Commencement Date the Employee had contact with such client or customer, or personally solicited such client or customer, or rendered services to such client or customer, or otherwise developed any relationship with such client or customer, or

(c)	any former client or former customer of MKBY or MKBY Affiliates who was, during the thirty-six (36) months preceding the Termination Date, a client or customer of MKBY or MKBY Affiliates, if at any time since the Commencement Date the Employee had contact with such client or customer, or solicited such client or customer, or rendered services to such client or customer, or otherwise developed any relationship with such client or customer.

18.4	Upon the termination of the Employee's employment for whatever reason, the Employee shall deliver to MKBY all documents, papers, records, accounts of all and any description relating to the affairs of MKBY and its Affiliates within his possession or under his control, it being the intention of the Employee and MKBY that all such notes or memoranda made by the Employee during the course of his employment under this Agreement shall be the property of MKBY and its Affiliates and shall be left at its registered office or principal place of business upon the termination of the Employee's employment.

18.5	The Employee acknowledges that the provisions of this Section 18 of this
Agreement are expressly for the benefit of the Employer, that the Employer would be irreparably injured by a violation of the provisions of this Section and that the Employer would have no adequate remedy at law in the event of such violation. Therefore, the Employee acknowledges and agrees that in addition to any other remedies available, injunctive relief, specific performance or any other appropriate equitable remedy (without any bond or other security being required) are appropriate remedies to enforce compliance by the Employee with the provisions of this Section 18.

19.	WITHHOLDING

MKBY shall be entitled to withhold from any and all amounts payable to the Employee under this Agreement such amounts as from time to time be required to be withheld pursuant to applicable tax laws and regulations.

20.	GENERAL PROVISIONS

20.1	Further Assurances

Each of the parties upon the request of any other party, whether before or after the date hereof, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

20.2	Successors in Interest

This Agreement and the provisions hereof shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns.

20.3	Notices

Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivery or sent by (i) registered or certified mail, (ii) reputable overnight courier, (iii) personal delivery, (iv) telecopier or similar telecommunication device and addressed:

(a)	in the case of MKBY at:

McKenzie Bay International, Ltd.
975 Spaulding Avenue
Grand Rapids, Michigan
U.S.A., 49546
Attention: Gregory N. Bakeman

Telecopier: 616-940-9194

with a copy to:

Donald C. Harms
LARSON, HARMS & BIBEAU, P.C.
37899 Twelve Mile Road, Suite 300
Farmington Hills, MI
U.S.A., 48331

(b) in the case of the Employee at:

24573 Edgewood
Novi, MI 48374

Any notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given and received, if sent by mail on the fourth (4th) business day following such mailing, if sent by telecopier or similar telecommunications device on the next business day following such transmission or, if delivered, to have been given and received on the date of such delivery. Any party may change its address for service by written notice given as aforesaid.

20.4	Amendments

This agreement may not be amended except by written instrument duly executed by or on behalf of all parties hereto.

20.5	Governing Laws

This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, United States of America.

20.6	Gender

Any reference in this Agreement to any gender shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.

20.7	Headings

The division of this Agreement into articles, sections, subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.

20.8	Severability

Any article, section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from any illegal, invalid or unenforceable article, section, subsection or other subdivision of this Agreement or any other provision of this Agreement.

20.9	Waiver

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a written document duly executed by the party to be bound thereby.

20.10	Attorney's Fees

If any legal proceeding is necessary to enforce or interpret the terms of this Agreement or to recover damages for breach hereof, the prevailing party shall be entitled to reasonable attorney's fees as well as costs and disbursements in addition to any other relief to which he or it may be entitled.

20.11	Waiver of Jury Trial

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP CONTEMPLATED HEREBY.

Language

The Parties hereby acknowledge that they have requested that this Agreement and all related documents be drawn up in the English language. Les parties aux presentes reconnaissent qu'elles ont exige que la presente convention et tous les documents qui s'y rattachent soient rediges en anglais.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.


		McKENZIE BAY INTERNATIONAL, LTD.

		/s/ Gary L. Westerholm
	        --------------------------
	per:	GARY L. WESTERHOLM, PRESIDENT


		/s/ Donald C. Harms
		-------------------------
Witness		Donald C. Harms, Employee